Exhibit 10.1

ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

THIS ACCOUNTS RECEIVABLE PURCHASE AGREEMENT (this "Agreement"), dated as of May 12, 2020, is entered into between JAGUAR HEALTH, INC., a Delaware corporation, NAPO PHARMACEUTICALS, INC., a Delaware corporation ( collectively, jointly and severally, the "Company"), and OASIS CAPITAL, LLC, a Puerto Rico limited liability company ("Purchaser").

RECITALS

WHEREAS, Company is engaged in the pharmaceutical business and sells and delivers merchandise to customers on trade credit that generates accounts receivable;

WHEREAS, Company wishes to sell certain of its accounts receivable to obtain operating capital for its business and for other purposes; and

WHEREAS, Purchaser is willing to purchase certain of Company's accounts receivable according to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Purchase and Sale of Accounts Receivable.

(a)                 Company agrees to assign and sell to Purchaser as absolute owner (i) certain of its present and future Accounts Receivable (as defined in Section 1(b)), (ii) upon Purchaser's election all of Company's interest in the goods represented by the Accounts Receivable, including goods that may be returned by Company's customers ("Customers"), and (iii) all of its rights against third parties with respect to the Accounts Receivable. Purchaser agrees to purchase certain of the Accounts Receivable in accordance with the terms of this Agreement. The assignment and sale of the Accounts Receivable shall be further evidenced by an Assignment Agreement to be executed in connection with this Agreement.

(b)                "Accounts Receivable" means certain "accounts" (as that term is defined in the Uniform Commercial Code in effect from time to time in the State of New York ("UCC")), contract rights, documents, notes, drafts, and other obligations owed to or owned by Company arising from the sale of goods or the rendering of services by Company in connection with the Accounts Receivable, all general intangibles, rights, warranties, indemnities, insurance benefits, and all other rights relating to these obligations, all proceeds of these obligations, all guaranties for these obligations, and, upon Purchaser's election, all goods represented by these obligations. The initial Accounts Receivable that are the subject of this Agreement are described on attached Exhibit A. The Customer with respect to the Accounts Receivables that are described on attached Exhibit A is Cardinal Health 105, Inc.

(c)                 "Future Accounts Receivable" means those accounts that may in the future be purchased by Purchaser in accordance with the terms of this Agreement. Any Future Accounts Receivable that Purchaser agrees to purchase will be subject to the comparable terms and provisions of this Agreement in the same manner as Purchaser's purchase of the Accounts Receivable. If Purchaser notifies Company in writing that a purchase is approved with respect to Future Accounts Receivable, the related Future Accounts Receivable shall constitute an "Approved Receivable".

(d)               "Company Accounts" means all "accounts" of the Company.

(e)                "Maturity Date" means, with respect to any Accounts Receivable, the date on which such Accounts Receivable becomes due and payable as set forth in the applicable invoice.

2.       Dispute and Company Indemnity.

(a)                Upon the occurrence of any Dispute, upon Purchaser's election, the applicable Accounts Receivable shall automatically revert to Company. "Dispute" means any dispute, deduction, defense, claim, or counterclaim of any kind by a Customer against Company relating to goods or services giving rise to an Account Receivable.

(b)                Company acknowledges that Purchaser has not made, and does not make, any form of warranty or representation whatsoever in connection with the sale of goods, products or services related to any of the Accounts Receivable. Under no circumstances will Purchaser have any form of liability in any way associated with the goods, products and/or services rendered in connection with the Accounts Receivable.

(c)                Company hereby agrees to indemnify and hold harmless Purchaser, and Purchaser's respective officers, directors, employees, members, managers, representatives and agents (each, an "Indemnitee") in respect of any and all actions, suits, claims, agreements, liabilities, damages, costs, expenses (including reasonable attorneys' fees and costs in all trial, appellate, bankruptcy and post-judgment proceedings), executions and demands whatsoever, whether same be liquidated or unliquidated, contingent or fixed, matured or unmatured, known or unknown, foreseen or unforeseen, whether same be at law or in equity, and whether or not well-founded in fact or in law, which any Indemnitee may be subjected to, incur or pay by reason of this Agreement or any matters pertaining to any of the Accounts Receivable (collectively, "Indemnified Liabilities"); provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

3.       Sales Giving Rise to Accounts Receivable.

(a)                Company shall provide Purchaser with a copy of each invoice and all other documentation with Customers that pertain to the Accounts Receivable.

(b)                Company shall provide each applicable Customer with written notice satisfactory to Purchaser that the Accounts Receivable have been sold and assigned to Purchaser and is payable to the DACA Account, as hereinafter defined.

(c)                If any Accounts Receivable are paid to Company, Company shall hold such remittances as Purchaser's property and shall immediately deliver them to Purchaser in the form in which they were received. Purchaser shall have the right to endorse Company's name on all such remittances.

(d)                Company shall maintain at its office complete and accurate records of all sales to Customers, including copies of invoices and shipping receipts. Such records shall reflect the sale of Accounts Receivable to Purchaser and Purchaser's ownership of Accounts Receivable. Such records shall be available for Purchaser's inspection on reasonable request.

4.       Purchaser's Payment for Accounts Receivable; True Up; Overage.

(a)       The "Purchase Price" for the Accounts Receivable is $1,032,000, which amount is derived by adding the gross amount of invoices 167 to 176, as reflected on attached Exhibit A, and multiplying such amount by 0.375 (i.e., providing for a 62.5% discount in the face value of such Accounts Receivable).

(b)       The Purchase Price for Future Accounts Receivable shall be calculated in the same manner as the Purchase Price described in Section 4(a) above.

(c)       The "Threshold Price" with respect to the Accounts Receivable evidenced by invoices 167 to 176 is $1,182,000 (which is a rounded number derived by multiplying the gross amount by 0.0545 and adding the result to the Purchase Price). The term "Shortfall" shall mean the amount equal to the Threshold Price minus amounts received by Purchaser for the Accounts Receivable. For example, if Purchaser receives $1,082,000 in connection with the Accounts Receivable by the Maturity Date, the Shortfall would be $100,000. In the event Purchaser does not receive the Threshold Price for all Accounts Receivable on or before the Maturity Date (which for the Accounts Receivable evidenced by invoices 167 to 176 shall be July 10, 2020), Company, upon Purchaser's election, will be obligated to either:

(i)                 pay the Shortfall to Purchaser within 30 days after Purchaser's written election; or

(ii)               assign and transfer to Purchaser "Shortfall Accounts" which shall mean Approved Receivables in an amount equal to the face amount of such Approved Receivables multiplied by 0.375, plus an amount equal to 25% of the Shortfall. For example, if the Shortfall is $100,000, Company, upon Purchaser's election, will assign to Purchaser Approved Receivables in the amount of $291,667 (i.e., Approved Receivables with a face amount of $266,667, plus $25,000). Under this example, any Overage as detailed in Section (d) below would equal any amount received on the Accounts Receivable and the Approved Receivables in excess of $125,000; or

(iii)             reach an agreement with Company to purchase Approved Receivables for a purchase price in the manner as calculated in accordance with Section 4(a) above, minus an amount equal to the Shortfall multiplied by 1.25. For example, if Purchaser and Company agree upon Acceptable Receivables with a face amount of $1,000,000, then Purchaser would pay to Company the sum of $275,000 as the purchase price for such Approved Receivables (calculated as follows: $1,000,000 multiplied by 0.375, resulting in an amount equal to $375,000, minus $125,000, resulting in an amount equal to $250,000). In the event the parties reach an agreement as detailed in this subsection (iii), the parties will amend this Agreement to address the purchase of Approved Receivables, which would provide for, among other provisions, that Purchaser's receipt of any Approved Receivables would be applied first to any Shortfall plus the 25% margin as described herein, then towards the Threshold Amount established for the new Approved Receivables in the manner as calculated in this Agreement.

(d)       In the event Purchaser receives more than the Threshold Price from collection on the Accounts Receivable, then Purchaser will return any such excess overage amount ("Overage") to Company within 5 days after Purchaser's receipt thereof. In the event Company collects such Accounts Receivable on behalf of Purchaser, then Company will be entitled to retain any such overage amount.

5.       Transaction Fee. Company agrees to pay to Purchaser $25,000 as a transaction fee, a portion of which may be applied by Purchaser for the fees and costs of preparation of this Agreement and documents executed in connection herewith and other transaction costs related to this Agreement. Company agrees that Purchaser may deduct this transaction fee from the Purchase Price to be paid to Company. Purchaser shall also have the right to charge additional transaction fees in connection with any True Up and any other Approved Receivable, not to exceed $5,000 per incident.

6.       Collection and Servicing.

(a)                Purchaser hereby appoints Company to be its agent and servicer for monitoring and collecting the Accounts Receivable subject to the terms of this Agreement. Company shall perform its duties in a commercially reasonable manner and agrees that Company will not commence any legal action with respect to such servicing and collection efforts and shall not terminate, discharge, discount or write off any Accounts Receivable without Purchaser's prior written consent.

(b)                In connection with this Agreement, Purchaser and Company intend on executing and delivering a certain Deposit Account Control Agreement with Western Alliance Bank and to create a deposit account in connection therewith (the "DACA Account"). Purchaser will instruct the Customers to coordinate payments directly to the DACA Account. Company acknowledges that the indemnification set forth in Section 2(c) of this Agreement will cover any actions, liabilities, damages, costs and expenses that Purchaser may incur in connection with such Deposit Account Control Agreement. Company will use its best efforts to provide a fully executed Deposit Account Control Agreement and open the DACA Account on or before May 20, 2020.

7.       Company's Account; Monthly Statements; Reserves. Purchaser shall maintain on its books and records a record of Purchaser's transactions with Company and its Customers under this Agreement ("Company's Records"). Company's Records shall include, without limitation:

(a)                the amount of Accounts Receivable assigned to Purchaser and the outstanding balance thereof on an invoice-by-invoice basis;

(b)                a record of Customer activity in respect of Accounts Receivable and Company Accounts, including aging of unpaid Accounts Receivable, payment history, Disputes, returns, and discounts and allowances claimed by, and granted to, Customers;

(c)                all other credits and debits under this Agreement; and

(d)                such other Company Records pertaining to the Accounts Receivable and/or Future Accounts Receivable as reasonably requested by Purchaser.

8.       Representations, Warranties, and Covenants. Company represents and warrants, as of the date hereof and as of the date of assignment and sale of each Approved Receivable to Purchaser, and covenants to Purchaser that:

(a)                All Accounts Receivable are, and as of the time of assignment and sale to Purchaser, will be (i) bona fide obligations of Customers arising out of the sale of goods or the rendering of services in the ordinary course of busines*Lmsii, (ii) owned by Company, and (iii) without any Dispute.

(b)                Company is, and will remain during the term of this Agreement, (i) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and (ii) duly authorized to carry on its business, and to execute, deliver, and perform its obligations under this Agreement. Company's execution, delivery, and performance of this Agreement does not and will not breach any other agreement to which it is a party, and does not require the consent of any third party, other than Chicago Venture Partners, L.P. who is required to release its security interest in the Accounts Receivable. Company is now solvent, and will remain solvent at all times during the term of this Agreement. Company shall not change the general character of its business as conducted on the date hereof.

(c)                Company shall promptly notify Purchaser of any Dispute. Company shall, upon providing Purchaser with at least 10 days' prior written notice, settle all Disputes at its own expense, including attorneys' fees and costs. Notwithstanding the foregoing, Company shall not settle any such Dispute that might otherwise have an adverse impact on Purchaser or on collection of the full amount of the Accounts Receivable without Purchaser's prior written consent. If any Dispute is not settled by Company within 60 days after maturity of the invoice, or within any shorter period specified by Purchaser, Purchaser in its sole discretion may pursue collection and/or litigate such Dispute, or may settle or compromise such Dispute in Company's name and for Company's account on such terms as Purchaser deems reasonable.

(d)                Except as otherwise provided in Section 8(b), the Accounts Receivable are not subject to any prior assignment, claim, defense, counterclaim, right of setoff, discount, lien or security interest, and Company will not make any further sale or assignment thereof or create any security interest or lien therein, nor permit its rights therein to be reached by attachment, levy, garnishment or other judicial process. Company acknowledges that it has no right to, and shall not, assign, factor, sell, pledge, encumber, or convey all or any part of the Accounts Receivable, or any interest therein.

(e)                Other than what has been publicly disclosed, there is no material litigation involving Company or pending against Company, or to the knowledge of Company threatened, before any court or governmental authority, agency or arbitration authority which would jeopardize the Company or the Accounts Receivable. To the knowledge of Company, there is no material litigation involving or pending against any of the Customers before any court or governmental authority, agency or arbitration authority which would jeopardize or impair Purchaser's ability to receive payment in full with respect to the Accounts Receivable. Company has no knowledge of any events, occurrences or developments, that, have, or after the passage of time could reasonably be expected to have, individually or in the aggregate, any material adverse effect or impact upon Company, or any of the Customers, or that might otherwise jeopardize or impair Purchaser's ability to receive payment in full in connection with the Accounts Receivable.

(f)                 Company will at all times keep accurate and complete records and accounts concerning all Accounts Receivable and Company Accounts, and will submit to Purchaser, in form normally maintained by Company as of the date hereof, at such times as Purchaser may require, reconciliations of Accounts Receivable which set forth the total amount due with respect to the Accounts Receivable. Company shall deliver to Purchaser at Purchaser's request, no later than the 15th day of each month during the term of this Agreement, a detailed aging of the Accounts Receivable. Company has maintained, and will continue to maintain, its books and records in accordance with commercially reasonable business practices.

(g)                Purchaser, or any of its agents, shall have the right to call at Company's place or places of business at intervals to be determined by Purchaser, and without hindrance or delay upon reasonable prior notice, to inspect, audit, check and make extracts from the books, records, journals, orders, receipts, correspondence and other data relating to the Company Accounts and the Accounts Receivable.

(h)             No notice of the bankruptcy, insolvency or financial embarrassment of any Customer of the Accounts Receivable has been received (upon Company's receipt of any such notice, it will immediately give Purchaser written advice thereof).

(i)               Company shall defend the title to the Accounts Receivable against all persons and against all claims and demands whatsoever and shall keep the Accounts Receivable free and clear of any and all liens, claims, charges, rights of setoff, encumbrances, taxes and assessments. Company shall not have the right to terminate, discharge, discount or write off any Accounts Receivable without the prior written consent of Purchaser.

(j)               Company shall not take any action in connection with the Accounts Receivable which would impair the value of the interest or rights of Purchaser thereunder or which would impair the interest or rights of Purchaser arising as the result of this Agreement.

(k)             Company shall promptly notify Purchaser in writing of any litigation, governmental investigations or criminal prosecutions involving the Accounts Receivable, any of the Customers, any of Company's facilities owned or operated by Company, or any entities affiliated with Company.

(1)       Except to the extent permitted under Section 12(j), any public filing, release or announcement concerning this Agreement or the transactions contemplated hereby shall require Purchaser's prior written consent.

(m)       From time to time, at Company's expense, Company will, subject to existing law, promptly execute and deliver all further instruments, conveyances and documents, and take all further action, that may be necessary or desirable, or that Purchaser may request, in order to perfect and protect the sale, transfers and assignment of the Accounts Receivable or to enable Purchaser to exercise and enforce its rights and remedies hereunder with respect to any Accounts Receivable. Company shall fully cooperate in correcting any errors or omissions in this Agreement, and any other documents executed in connection with this Agreement, if deemed necessary or desirable by Purchaser.

9.        Right of First Offer. With respect to any Future Accounts Receivable, including, but not limited to, Company Accounts that Company desires to sell, finance or factor, Purchaser will have the prior exclusive right to the purchase of such Company Accounts under the same terms as contemplated in this Agreement. Accordingly, prior to any future sale, finance or factor of any of the Company Accounts, Company shall provide Purchaser with at least 30 days' prior written notice to enable Purchaser to evaluate and purchase such Company Accounts.

10.       Events of Default and Remedies.

(a)       The occurrence of any of the following events or conditions shall constitute an "Event of Default":

(i)                 Purchaser does not receive payment in full of any Account Receivable purchased by Purchaser within 90 days after the date of the invoice that pertains to the applicable Accounts Receivable;

(ii)               any representation or warranty made or deemed made by Company under this Agreement proves to have been false or misleading in any material respect on or as of the date made or deemed made;

(iii)             Company fails to perform or observe any covenant, term, condition, or agreement contained in this Agreement, and such failure continues unremedied for 15 days after written notice by Purchaser to Company;

(iv)              Company commences any case or proceeding seeking relief under any existing or future bankruptcy law;

(v)                there is commenced against Company any case or proceeding under any existing or future bankruptcy law which remains undismissed, undischarged, or unstayed for 60 days;

(vi)              Company is unable, or admits in writing its inability, to pay its debts as they become due;

(vii)            there occurs a material change in the beneficial ownership of Company resulting in a change of control of Company without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed; or

(viii)          Company sells, leases, transfers, or otherwise disposes of all or substantially all of its property or assets, or consolidates with or merges into or with any corporation or other entity without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed.

(b)       If an Event of Default occurs and is continuing, then:

(i)                 Purchaser may, by notice to Company, declare this Agreement terminated; and

(ii)               Purchaser may exercise all the rights and remedies available at law or in equity.

(c)       During the continuance of any Event of Default under this Agreement, Purchaser shall have the right to notify the Customers obligated on any or all Accounts Receivable to make payment directly to Purchaser, and to take control of the cash and non-cash proceeds of any such Accounts Receivable, with full power to settle or compromise disputed claims on the Accounts Receivable, which right Purchaser may, upon providing Company with 10 days' prior written notice, exercise at any time whether or not Company is then in default or was previously making collections thereon. Until such time as Purchaser elects to exercise this right by serving upon Company written notice thereof, Company is authorized to collect the Accounts Receivable on behalf of Purchaser and remit the same to Purchaser in accordance with the terms of this Agreement. The costs of collection and enforcement, including attorneys' fees and out-of-pocket expenses, shall be borne solely by Company, whether the same are incurred by Purchaser or Company. In that the Accounts Receivable are owed by Purchaser and "serviced" by Company, Company, subject to applicable laws, hereby appoints Purchaser as its irrevocable attorney-in-fact to appear in any action and/or to collect any of the Accounts Receivable.

(d)       The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific' performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.       Term and Termination.

(a)                This Agreement shall be effective as of the date first written above and shall continue in full force and effect until May 31, 2021, unless earlier terminated as provided in Section 11(b). Unless Company provides written notice of termination to Purchaser no less than thirty (30) days prior to an anniversary date, this Agreement shall be automatically extended for one-year terms on each anniversary of the effective date (each such anniversary, an "Anniversary Date") until terminated as provided in Section 11(b).

(b)                This Agreement may be terminated by either Purchaser or Company upon giving written notice to the other party, specifying a termination date not less than 60 days from the date of such notice. Upon the payment of all amounts due and owing to Purchaser in connection with any Accounts Receivable on or before the applicable Maturity Date, Purchaser will assign to Company Purchaser's rights to receive any unpaid balance due and owing in connection with any such Accounts Receivable. Upon any termination of this Agreement, the provisions contained in this Agreement regarding payment of the Threshold Price and any Shortfall, Overages and other reconciliations as provided in this Agreement will survive any termination of this Agreement. Notwithstanding the foregoing, Company may not terminate this Agreement until all amounts due and owing to Purchaser under the terms of this Agreement have been paid in full.

12.       Miscellaneous.

(a)       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon the first to occur of (i) deposit with the United States Postal Service or overnight courier service, properly addressed, and postage prepaid; (ii) transmittal by electronic means, including email, properly addressed; or (iii) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party shall specify in writing:

(i)           if to Company:

201 Mission Street, Suite 2375

San Francisco, California 94105

Attention: Lisa A. Conte, President and CEO

Email: lconte@jaguar.health

Fax: (415) 371-8311

(ii)          if to Purchaser:

Attention: Adam R. Long, Managing Member

Email: investments@oasis-cap.com

Fax:

with a copy to:

Brian S. Bernstein, Esquire

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

Email: bbernstein@nasonyeager.com

Fax: (561) 686-5442

(b)               Amendments and Waivers. Neither this Agreement nor any provision hereof may be amended, modified, or waived except in writing signed by both parties. No failure to exercise and no delay in exercising, on the part of Purchaser, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof.

(c)                Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Company shall not assign any of its rights or obligations under this Agreement without Purchaser's prior written consent. No provision of this Agreement shall be deemed to create any third party beneficiary rights in favor of any parties other than Company or Purchaser.

(d)               Counterparts; Integration. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect to the subject matter hereof.

(e)                Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof or invalidate or render unenforceable such term or provision in any other jurisdiction.

Governing Law; Jurisdiction.

(i)                 This Agreement and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

(ii)               Each party hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York and agrees that any such action, litigation, or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each party hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect any right that Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against Company or its properties in the courts of any jurisdiction.

(iii)             Notwithstanding the foregoing, Purchaser, in its sole discretion, may elect for arbitration in connection with this Agreement as follows:

Arbitration. Any disputes, claims, or controversies arising out of or relating to this Agreement, or the transactions, contemplated thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service ("JAMS"), or its successor pursuant to the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the "Rules"), including Rules 16.1 and 16.2 of those Rules. The arbitration shall be held in New York, New York, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance with the "strike and rank" methodology set forth in Rule 15. Either party to this Agreement may, without waiving any remedy under this Agreement, seek from any federal or state court sitting in the State of New York any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. The costs and expenses of such arbitration shall be paid by and be the sole responsibility of Company, including but not limited to Purchaser's attorneys' fees, and each arbitrator's fees. The arbitrators' decision must set forth a reasoned basis for any award of damages or finding of liability. The arbitrators' decision and award will be made and delivered as soon as reasonably possible and in any case within sixty (60) days following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof.

(g)                Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

(h)               Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement shall survive for a period of 24 months after any termination of this Agreement. Notwithstanding anything to the contrary herein, such survival period or any related claim, shall be extended automatically to include any time period necessary to resolve a claim that was made before expiration of such survival period, but not resolved prior to its expiration. Notwithstanding anything to the contrary herein, all covenants, agreements and obligations contained in this Agreement that by their terms are to be performed after the sale and transfer of the Accounts Receivable shall survive any termination of this Agreement.

(i)                 Time of Essence. Time is of the essence in connection with the performance of the terms and provisions of this Agreement.

(j)                 Confidentiality. Company and Purchaser shall, and shall cause their affiliates to, hold, and use their commercially reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning or relating to the terms and provisions of this Agreement, except to the extent same is (i) generally available to and known by the public through no fault of any applicable party or of their affiliates or respective representatives; or (ii) is lawfully acquired by Company or Purchaser, or any of their affiliates or respective representatives, from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any party is compelled to disclose any such information by judicial or administrative process or by other requirements of applicable law, such party will provide the other party with at least 10 days' prior written notice of such required disclosure. Notwithstanding the foregoing, to the extent required by applicable securities laws, Company may disclose any required terms and provisions of this Agreement in its securities filings.

(k)               Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(1)       UCC Filing. Purchaser shall have the right to file a "UCC informational filing" regarding its rights under Section 9 of this Agreement and its ownership of the Accounts Receivable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

Signed, sealed and delivered in the presence of:		JAGUAR HEALTH, INC., a Delaware corporation

/s/ Douglas Novick		By:	/s/ Lisa A. Conte
(print Name:	Douglas Novick )	Name: Lisa A. Conte
Title: President and CEO

/s/ Nick Crane
(print Name:	Nick Crane )

NAPO PHARMACEUTICALS, INC., a
Delaware coy oration

/s/ Douglas Novick		By:	/s/ Lisa A. Conte
(print Name:	Douglas Novick )	Name: Lisa A. Conte
Title: President and CEO

/s/ Nick Crane
(print Name:	Nick Crane )

PURCHASER:

OASIS CAPITAL, LLC,
a Puerto Rico limited liability company

/s/ Gregory Share		By:	/s/ Adam R. Long
(print Name:	Gregory Share )	Name: Adam R. Long
Title: Managing Member

/s/ Casey Peterson
(print Name:	Casey Peterson )